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                                                                    Exhibit 21.1

                              LIST OF SUBSIDIARIES

Significant Subsidiaries
------------------------

     (1) Prentiss Properties Acquisition Partners, L.P., a Delaware limited partnership

     (2) Prentiss Properties Real Estate Fund I, L.P., a Delaware limited partnership

In addition, we have other subsidiaries which are not deemed to be significant subsidiaries.